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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harman International Industries, Incorporated:

        We consent to the use of our reports dated September 6, 2006 with respect to the consolidated balance sheet of Harman International Industries, Incorporated and subsidiaries as of June 30, 2006 and 2005, the related consolidated statements of operations, cash flows, and shareholders' equity and comprehensive income, for each of the years in the three-year period ended June 30, 2006, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2006, incorporated herein by reference.

/s/ KPMG LLP

McLean, VA
June 18, 2007

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm